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                                                                Exhibit 10(o)
                                                                -------------



March 31, 1998



Mr. Robert Mintz
21 Twin Oaks
Shorthills, NY 07078


Dear Bob,

It is with great pleasure that I extend, on behalf of EDS, the following offer for you to join EDS as Executive Vice President responsible for Human Resources. Employment to begin on a mutually agreeable date as soon as possible. The following compensation components are included in this offer:

    I.  Signing Bonus

        A. Cash - A $400,000 cash bonus will be paid on the employment date.

        B. Restricted Stock - 50,000 shares of restricted stock will be awarded to you on the employment date. One half of the stock will vest immediately and the remainder in 1999.

   II.  Compensation and Executive Benefits Summary

        A. Annual Salary - An initial annual salary of $380,000 will be paid. Salaries are reviewed at a minimum on an annual basis.

        B. Annual Bonus - Executive bonuses are determined annually and are based upon the success or failure of the company for that year. You will be a participant in the 1998 Executive Bonus Plan with a targeted award of approximately 110% of salary. Actual awards are based upon corporate and individual performance. These awards are paid in three installments, 50% in January following the performance year, and 25% on the next two anniversary dates. We will guarantee you a minimum annual award of $350,000 for the first two years of service.

        C. Restricted Stock Grant - On the date of hire you will be granted 100,000 shares of EDS Restricted Stock Units. These RSUs will vest ratably over 5 years. Dividend equivalents will be paid in cash on unvested shares. At

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Mr. Robert Mintz
Page 2


        vesting, approximately 30% of the shares will be withheld for taxes and 20% will be free and unrestricted, the other 50% must be held for two years. Corporate grants of restricted stock are scheduled to occur every two years.

        D. Stock Options - On the date of hire you will be granted 200,000 stock options at a strike price equal to the share price on the date of the grant. These options will vest when the share price doubles or at the end of ten years, whichever occurs first. After vesting you will have five years to exercise the options. Future stock options will be granted whenever warranted.

        E. Salary Continuation - You will join a plan that provides, in the case of your death, continued salary payments to your spouse for the greater of ten years or until you would have reached the age of 65.

        F. Change of Control Agreement - You will be provided an agreement that will insure vesting of all outstanding stock awards and the continuation of cash compensation for 5 years following a Change of Control.

        G. Automobile - EDS will lease for you any GM or SAAB vehicle that you choose. A new car may be chosen every two years.

        H. Financial Planning - EDS will pay the fees of a Financial Planning Consultant of your choice. The majority of our senior executives use AYCO which is familiar with our compensation practices.

        I. Executive Physical - You may expense the cost of an executive physical once a year. You may choose the doctor or use the services of Cooper Clinic, a renown health and fitness clinic here in Dallas.

        J. Relocation - A full relocation program will be provided which includes house hunting, temporary living, travel enroute, home selling of current residence, household goods shipment, and reimbursement of closing costs associated with new residence. When relocation costs are added to your income, they will be grossed up to cover any tax lia-bility. Finally you will be provided a no interest bridge loan at an agreed upon amount to assist in the purchase of your new residence.

        K. Life Insurance - Life insurance of $300,000 will be provided at no cost while additional insurance of up to $5,000,000 can be purchased at group

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Mr. Robert Mintz
Page 3


        rates.   Additionally  all  restricted  stock  and  stock  options  will immediately vest to your beneficiary or estate in the case of your death or full disability.

        L. Severance Agreement - The corporation will provide a severance agreement that will guarantee one year's salary and full payment of the guaranteed bonus if you are terminated without cause during the first two years of your employment. The stock portion of the signing bonus is guaranteed unless you leave of your own volition - then the remaining unvested restricted stock and options will be forfeited.

In addition, you will, of course, be eligible to participate in our health and welfare programs, our qualified retirement plan and SERP, the next grant under our broad base stock option plan, and our stock purchase plan that allows purchase of EDS stock at a 15% discount. In addition, we will grant you under the SERP an additional year of service for each year of service during your first five years with the corporation towards retirement. This means you will have 10 years of service for the first five years with the company.

The offer and the compensation plan are both dependent upon your execution of the Employment Agreement to which you and EDS have agreed. Your employment also will be subject to EDS standard employment practices and procedures, including successful completion of a Background Investigation and Drug Screening, as well as execution of the EDS Code Of Conduct.

I understand that the information above is condensed. I hope you will feel free to contact me with questions. If I am unavailable, please feel free to contact either John Castle (972-605-6800) or Bill Moore (972-605-3450) (Bill is in charge of all executive compensation and benefits) with any questions you might have.

I look forward to your early acceptance and the commencement of your career at EDS. I will be very pleased and proud to have you be part of our senior executive team.

With warmest regards,


/s/ Les Alberthal
Les Alberthal


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                                            May 5, 1998




Mr. Robert Mintz
Electronic Data Systems Corporation
5400 Legacy Drive, H2-8W-20
Plano, Texas 75024

                  Re:      Amendment to Agreement

Dear Bob:

This letter, once signed by you, shall serve to formally amend the Executive Non-Competition and Confidentiality Agreement ("Agreement") between you and EDS. In addition to the terms and conditions set forth in the Agreement, EDS agrees to the following: If you are terminated without cause during the first two years of your employment with EDS, EDS will pay you an amount equal to your yearly salary at the time of the termination, as well as an amount equal to your guaranteed bonus for the year in which the termination occurs. For purposes of this amendment, "cause" shall mean the following:

         (a) material breach of the Agreement or any other agreement entered into between you and EDS; (b) material misconduct; (c) material failure to follow EDS' policies, directives or orders applicable to EDS employees holding comparable positions; (d) intentional destruction or theft of EDS property or falsification of EDS documents; (e) conviction of a felony or any crime involving moral turpitude; or (f) violation of the EDS Code of Conduct.

Please indicate your assent to the above amendment by signing below. After signing, I would appreciate you returning a copy of the fully executed amendment to Bill Moore. If you have any questions regarding this matter, please do not hesitate to contact either Bill Moore or myself.


                                             Sincerely,

                                             /s/  Lester M. Alberthal, Jr.

                                             Lester M. Alberthal, Jr.

AGREED TO:


/s/ Robert B. Mintz
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Robert B. Mintz